Exhibit 99.7

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the proxy statement/consent solicitation statement/prospectus on Form S-4 of VG Acquisition Corp. (No. 333-254772) (the “proxy statement/consent solicitation statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New 23andMe (as defined in the proxy statement/consent solicitation statement/prospectus). I also consent to the filing of this consent as an exhibit to such proxy statement/consent solicitation statement/prospectus and any amendments thereto.

/s/ Peter Taylor
Name:	Peter Taylor
Dated:	May 12, 2021